Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GenMark Diagnostics, Inc.

at

$24.05 Net Per Share

by

Geronimo Acquisition Corp.,

a wholly owned subsidiary of

Roche Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON WEDNESDAY, APRIL 21, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”), DATED AS OF MARCH 12, 2021, AMONG ROCHE HOLDINGS, INC., A DELAWARE CORPORATION (“PARENT”), GERONIMO ACQUISITION CORP., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT (“PURCHASER”), AND GENMARK DIAGNOSTICS, INC., A DELAWARE CORPORATION (“GENMARK”). PURCHASER IS OFFERING TO PURCHASE ALL OF THE SHARES OF COMMON STOCK (THE “SHARES”), PAR VALUE $0.0001 PER SHARE, OF GENMARK FOR $24.05 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND SUBJECT TO DEDUCTION FOR ANY REQUIRED WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES THAT, SUBJECT TO THE SATISFACTION OF THE CONDITIONS IN THE MERGER AGREEMENT, AS SOON AS PRACTICABLE FOLLOWING THE CONSUMMATION OF THE OFFER, PURCHASER WILL BE MERGED WITH AND INTO GENMARK (THE “MERGER”) WITHOUT A VOTE OF THE STOCKHOLDERS OF GENMARK IN ACCORDANCE WITH SECTION 251(H) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).

THE BOARD OF DIRECTORS OF GENMARK HAS DULY AND UNANIMOUSLY (I) APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) DETERMINED THAT THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, ARE IN THE BEST INTERESTS OF GENMARK AND ITS STOCKHOLDERS, (III) AGREED THAT THE MERGER AGREEMENT WILL BE EFFECTED UNDER SECTION 251(H) OF THE DGCL, AND (IV) RESOLVED TO RECOMMEND THAT GENMARK’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER. GENMARK HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER ALL OF THEIR TRANSFERRABLE SHARES PURSUANT TO THE OFFER.

THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING THEREOF. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER, AND NOT VALIDLY WITHDRAWN, A NUMBER OF SHARES THAT, CONSIDERED TOGETHER WITH ALL SHARES BENEFICIALLY OWNED BY PARENT AND ITS AFFILIATES AND EXCLUDING SHARES TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN “RECEIVED”, REPRESENTS AT LEAST ONE MORE THAN 50% OF THE TOTAL NUMBER OF SHARES OUTSTANDING AT THE TIME PURCHASER ACCEPTS SUCH TENDERED SHARES FOR PAYMENT. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER, INCLUDING THE CONDITIONS, APPEARS ON PAGES 1 THROUGH 7.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

March 25, 2021

IMPORTANT

If you desire to tender all or any portion of your shares of GenMark common stock in the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate to Citibank, N.A., the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you are a record holder and your Shares are certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the Offer, toll free, at (800) 322-2885 (or please call (212) 929-5500 if you are located outside the U.S. or Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your shares of GenMark common stock through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares (or the completion of procedures for transfer of book-entry Shares) and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled for 12:00 midnight Eastern Time, at the end of the day on Wednesday, April 21, 2021, unless the Offer is extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase are followed. Delivery of Shares will be deemed made only when actually received by the Depositary.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

* * *

Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

i

SUMMARY TERM SHEET

Geronimo Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of Roche Holdings, Inc. (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share, of GenMark Diagnostics, Inc. (“GenMark”) for $24.05 per share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal and pursuant to the Agreement and Plan of Merger, dated as of March 12, 2021, among Parent, Purchaser and GenMark (the “Merger Agreement”). The following are some of the questions you, as a GenMark stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser.

Securities Sought	All of the outstanding shares of common stock, par value $0.0001 per share, of GenMark.

Price Offered Per Share	$24.05, net to the seller in cash, without interest, but subject to any required withholding of taxes.

Scheduled Expiration of Offer	12:00 midnight, Eastern Time, at the end of the day on Wednesday, April 21, 2021, unless the Offer is extended or earlier terminated.

Purchaser	Geronimo Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation.

Who is offering to buy my securities?

Our name is Geronimo Acquisition Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of GenMark and completing the process by which we will be merged with and into GenMark. We are a wholly owned subsidiary of Parent, a Delaware corporation and an indirect subsidiary of Roche Holding Ltd, a Swiss joint-stock company. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9—Certain Information Concerning Purchaser and Parent.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.0001 per share, of GenMark, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of GenMark common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”

Why are you making the Offer?

We are making the Offer to acquire the entire equity interest in GenMark. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends immediately thereafter to cause Purchaser to merge with and into GenMark (the “Merger”), with GenMark continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon consummation of the Merger, GenMark will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $24.05 per share, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. If you are the record holder of your shares (i.e., a stock certificate or uncertificated stock has been issued to you) and you directly tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the shares?

Yes. Based upon GenMark’s filings with the SEC and more recent information provided to us by GenMark, we estimate that we will need approximately $1.8 billion to acquire GenMark pursuant to the Offer and the Merger, to pay amounts payable in respect of certain outstanding stock options, restricted stock units and market-based stock units under the GenMark incentive award plans, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Roche Holding Ltd and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Roche Holding Ltd’s or its controlled affiliates’ general corporate funds and commercial paper program.

The Offer is not conditioned upon any financing arrangements or the funding thereof. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the Offer because:

•	the Offer is being made for all outstanding shares solely for cash;

•

as described above, we, through Roche Holding Ltd and its controlled affiliates, will have sufficient funds to purchase all shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as promptly as practicable following the completion of the Offer;

•	consummation of the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining shares for the same cash per share price in the Merger.

See “The Offer—Section 10—Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there being validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, considered together with all Shares beneficially owned by Parent and its affiliates and excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, represents at least one more than 50% of the total number of Shares outstanding at the time Purchaser accepts such tendered Shares for payment (such time, the “Offer Acceptance Time”, and such condition related to the number of Shares tendered, the “Minimum Condition”);

•

(A) any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) (and any extensions thereof) applicable to the purchase of the Shares pursuant to the Offer and the consummation of the Merger having expired or been terminated, and (B) any applicable waiting periods under any other applicable antitrust laws (foreign or otherwise) having expired or been terminated and any applicable consents or approvals required under any other applicable antitrust laws having been obtained (such requirements collectively, the “Regulatory Condition”); and

•

(A) no law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any governmental body (a “Restraint”) in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer and no governmental body having instituted (or notified Parent, Purchaser or GenMark that it may institute) any legal proceeding that would be (or could reasonably be expected to impose) a Restraint on any party’s ability to consummate the Offer or the Merger or that would be (or could reasonably be expected to impose) a Burdensome Condition (as defined below) and (B) the parties not having entered into any arrangement with any governmental body with respect to which such governmental body has imposed a Burdensome Condition.

Other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.

Is there an agreement governing the Offer?

Yes. Parent, Purchaser and GenMark have entered into the Agreement and Plan of Merger, dated as of March 12, 2021. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into GenMark. If the Minimum Condition is satisfied and we consummate the Offer, we intend to effect the Merger without any action by the stockholders of GenMark pursuant to Section 251(h) of the DGCL. See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

What does GenMark’s board of directors think about the Offer?

GenMark’s board of directors duly and unanimously:

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•	determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of GenMark and its stockholders;

•	agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that GenMark’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

GenMark will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC indicating the approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement by its board of directors and recommending that GenMark’s stockholders tender their shares in the Offer.

See “The Offer—Section 11—Background of the Offer; Contacts with GenMark” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

How long do I have to decide whether to tender my shares in the Offer?

You have until at least 12:00 midnight, Eastern Time, at the end of the day on Wednesday, April 21, 2021, to decide whether to tender your shares in the Offer. See “The Offer—Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to the Depositary, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have additional time to tender your shares. Please be aware that if your shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer.

When and how will I be paid for my tendered shares?

If the conditions to the Offer set forth in “The Offer—Section 15—Conditions to the Offer” are satisfied or waived as of the expiration of the Offer, we will pay for all validly tendered and not validly withdrawn shares promptly after the date of expiration of the Offer (but in no event more than three business days thereafter).

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares.

Can the Offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the Nasdaq Stock Market or applicable law. Notwithstanding the foregoing, Purchaser is not obligated or, in the absence of GenMark’s prior written consent, permitted, to extend the Offer beyond September 12, 2021. See “The Offer—Section 1—Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m. Eastern Time, on the business day after the day on which the Offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

Will you provide a subsequent offering period?

We do not presently intend to offer a subsequent offering period and are not permitted by the Merger Agreement to do so without GenMark’s consent.

How do I tender my shares?

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate or uncertificated stock has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein and send it with your stock certificate to Citibank, N.A., the depositary for the Offer (the “Depositary”) or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•

If you are a record holder and your Shares are certificated, but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 (or please call (212) 929-5500 if you are located outside of the U.S. or Canada) for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•

If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your shares be tendered.

How do I tender shares that are not represented by a certificate?

If you directly hold uncertificated shares in an account with GenMark’s transfer agent, American Stock Transfer & Trust Company, LLC, you should follow the instructions for book-entry transfer of your shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated GenMark shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your GenMark shares be tendered.

Until what time can I withdraw tendered shares?

You can withdraw some or all of the shares that you previously tendered in the Offer at any time prior to the expiration time of the Offer (as it may be extended from time to time). See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you still have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the shares. See “The Offer—Section 4—Withdrawal Rights.”

Can holders of GenMark-issued stock options, restricted stock units and/or market-based stock units participate in the Offer?

The Offer is only for shares of common stock of GenMark that are not subject to vesting conditions and not for any GenMark-issued options to purchase shares (“Options”), restricted stock units (“RSUs”) or market-based stock units (“MSUs”). If you hold unexercised Options and you wish to participate in the Offer, you must exercise your Options (to the extent exercisable) in accordance with the terms of the applicable GenMark equity incentive plan and award agreement, and tender the shares received upon the exercise in accordance with the terms of the Offer. Holders of unexercisable Options will be unable to exercise such Options and are not eligible to participate in the Offer with respect to the shares underlying such Options. Holders of RSUs and MSUs are not eligible to participate in the Offer.

Immediately prior to the closing of the Merger, each then-outstanding Option will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Option with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus

(b) the exercise price per share of the shares subject to such Option, multiplied by (ii) the number of shares subject to such Option immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—GenMark Stock Options.”

Immediately prior to the closing of the Merger, each then-outstanding RSU will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such RSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such RSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—GenMark Restricted Stock Units.”

Immediately prior to the closing of the Merger, each then-outstanding MSU will be accelerated and vest in full (based on the performance level attained pursuant to the terms of the applicable award agreement, including any provision therein relating to the effect of a change in control) and immediately thereafter be canceled, with the holder of any such MSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such vested MSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—GenMark Market-Based Stock Units.”

Will the Offer be followed by a Merger if not all of the shares are tendered in the Offer? If the Offer is completed, will GenMark continue as a public company?

If we purchase at least one more than 50% of the total number of Shares in the Offer and the other conditions to the Merger are satisfied or waived, assuming certain statutory requirements are met, we will effect the Merger of Purchaser into GenMark as promptly as practicable in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of GenMark pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without GenMark’s consent to) accept shares for purchase in the Offer nor will we be able to consummate the Merger.

However, if the Offer is consummated, we expect to complete the Merger pursuant to the applicable provisions of the DGCL, after which the surviving corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. If the Merger takes place, all remaining stockholders (other than GenMark, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive the price per share paid in the Offer. See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for GenMark; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

If I decide not to tender, how will the Offer affect my shares?

If the Merger takes place between GenMark and Purchaser, GenMark stockholders not tendering their shares in the Offer (other than GenMark, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive cash in an amount equal to the price per share paid in the Offer, subject to deduction for any required withholding taxes. If we accept and purchase shares in the Offer, we will consummate the Merger as soon as practicable without a vote of or any further action by the stockholders of GenMark, pursuant to Delaware law. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares.

While we intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us. We cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares. Also, GenMark may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”

Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for GenMark; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. See “The Offer—Section 12—Purpose of the Offer; Plans for GenMark; Stockholder Approval; Appraisal Rights—Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On February 10, 2021, the last full trading date before a media report was published speculating about a potential sale process, the reported closing sale price of the Shares on the Nasdaq Capital Market (“Nasdaq”) was $16.86. On March 12, 2021, the last full trading day before we announced the execution of the Merger Agreement, the reported closing sale price of the Shares on Nasdaq was $18.50 per Share. On March 24, 2021, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the Shares on Nasdaq was $23.93 per Share. The Offer Price represents a premium of approximately 43% and 30% over the unaffected closing price per Share of the Shares on Nasdaq on February 10, 2021 and March 12, 2021, respectively, and a premium of approximately 32% and 56% to the trailing 30-trading-day and 90-trading-day volume weighted average prices per Share, respectively, prior to the execution date of the Merger Agreement. The Offer Price also represents a premium of 5.76% over the 52-week high closing price per Share, and a premium of 5.76% over the all-time high closing price per Share. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?

In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the specific tax consequences to you of exchanging your Shares for cash pursuant to the Offer in light of your particular circumstances. See “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who can I talk to if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the Information Agent, toll free, at (800) 322-2885 (or please call (212) 929-5500 if you are located outside the U.S. or Canada). See the back cover of this Offer to Purchase.

To the Holders of Shares of Common Stock of GenMark Diagnostics, Inc.:

INTRODUCTION

Geronimo Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Parent”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of GenMark Diagnostics, Inc., a Delaware corporation (“GenMark”), for $24.05 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to deduction for any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Unless the context requires otherwise, the terms “we,” “our” and “us” refer to Purchaser.

Tendering stockholders who are record owners of their Shares and who tender directly to Citibank, N.A., the depositary for the Offer (the “Depositary”), will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the rate specified in the Internal Revenue Code of 1986, as amended (the “Code”) (currently 24%), on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding.” Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees or commissions. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as March 12, 2021 (the “Merger Agreement”), among Parent, Purchaser and GenMark. The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer, and upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Purchaser will be merged with and into GenMark (the “Merger”). Following the Merger, the separate corporate existence of Purchaser shall cease, and GenMark will continue as the surviving corporation in the Merger under the name “GenMark Diagnostics, Inc.” as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger and without any action on the part of the holders of any Shares, each outstanding Share (other than shares held by GenMark, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL will be canceled and converted into the right to receive the Offer Price in cash, without interest and subject to deduction for any required withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger.” “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences” describes certain U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

The Offer is being made only for Shares that are not subject to vesting conditions and is not made for any GenMark-issued options to purchase shares (“Options”), restricted stock units (“RSUs”) or market-based stock units (“MSUs”). The Merger Agreement provides that:

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Immediately prior to the Merger Effective Time, each then-outstanding Option will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such Option with an exercise price less than the Offer Price becoming entitled to receive an amount in cash equal to (i) the excess of (a) the Offer Price minus (b) the exercise price per share of the shares subject to such Option, multiplied by (ii) the number of shares subject to such Option immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

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Immediately prior to the Merger Effective Time, each then-outstanding RSU will be accelerated and vest in full and immediately thereafter be canceled, with the holder of any such RSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such RSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

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Immediately prior to the Merger Effective Time, each then-outstanding MSU will be accelerated and vest in full (based on the performance level attained pursuant to the terms of the applicable award agreement, including any provision therein relating to the effect of a change in control) and immediately thereafter be canceled, with the holder of any such MSU becoming entitled to receive an amount in cash equal to (i) the Offer Price multiplied by (ii) the number of shares subject to such vested MSU immediately prior to the closing of the Merger, subject to deduction for any required withholding taxes.

The GenMark board of directors (the “GenMark Board”) has duly and unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; (ii) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of GenMark and its stockholders; (iii) agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that GenMark’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

GenMark will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the GenMark Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.

The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer, and not validly withdrawn, a number of Shares that, considered together with all Shares beneficially owned by Parent and its affiliates and excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, represents at least one more than 50% of the total number of Shares outstanding at the time Purchaser accepts such tendered Shares for payment (such time, the “Offer Acceptance Time” and such condition related to the number of Shares tendered, the “Minimum Condition”); (ii) (A) any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) (and any extensions thereof) applicable to the purchase of the Shares pursuant to the Offer and the consummation of the Merger having expired or been terminated, and (B) any applicable waiting periods under any other applicable antitrust laws (foreign or otherwise) having expired or been terminated and any applicable consents or approvals required under any other applicable antitrust laws having been obtained (such requirements collectively, the “Regulatory Condition”); and (iii) (A) no law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any governmental body (a “Restraint”) in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer and no governmental body has instituted (or notified Parent, Purchaser or GenMark that it may institute) any legal proceeding that would be (or could reasonably be expected to impose) a Restraint on any party’s ability to consummate the Offer or the Merger or that would be (or could reasonably be expected to impose) a Burdensome Condition (as defined below) and (B) the parties having not entered into any arrangement with any governmental body with respect to which such governmental body has imposed a Burdensome Condition (collectively, the “No Restraints Condition”). In consultation with GenMark, Parent has determined no foreign laws or regulations described in the foregoing clause (ii)(B) apply to the Offer or the Merger. The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

According to GenMark, as of the close of business on March 19, 2021, the most recent practicable date, there were (a) 73,596,658 Shares issued and outstanding, (b) 693,995 Shares subject to issuance pursuant to outstanding and unexercised options granted by GenMark pursuant to GenMark’s 2010 Equity Incentive Plan, as amended from time to time (the “2010 Plan”), and GenMark’s 2020 Equity Incentive Plan, as amended from time to time (the “2020 Plan”), (c) 2,573,697 Shares subject to issuance pursuant to outstanding RSUs pursuant to the 2010 Plan and the 2020 Plan, (d) 863,386 Shares subject to issuance pursuant to outstanding MSUs (assuming the maximum level of performance) issued pursuant to the 2010 Plan and the 2020 Plan, (e) 3,819,919 Shares reserved and available for future issuance under the 2020 Plan, and (f) 559,336 Shares reserved for issuance pursuant to the GenMark Diagnostics, Inc. 2013 Amended and Restated Employee Stock Purchase Plan (the “GenMark ESPP”, together with the 2010 Plan and the 2020 Plan, the “Company Plans”).

Assuming no additional Shares are issued prior to the expiration of the Offer, we anticipate that the Minimum Condition would be satisfied if approximately 36,798,230 Shares (when added to the 100 Shares owned by Parent) are validly tendered in the Offer and not validly withdrawn.

We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement without a vote of or any further action by the stockholders of GenMark. Following the Merger, the directors of Purchaser will be the directors of GenMark.

Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of GenMark stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for GenMark; Stockholder Approval; Appraisal Rights.”

The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire at 12:00 midnight, Eastern Time, at the end of the day on Wednesday, April 21, 2021, unless we extend the Offer. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.”

This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without a vote of or any further action by the stockholders of GenMark.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” on or prior to the Expiration Time. “Expiration Time” means 12:00 midnight, Eastern Time, at the end of the day on Wednesday, April 21, 2021, unless the Offer is extended or earlier terminated, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, expires. No “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) will be available without the consent of GenMark.

The Offer is subject to the conditions set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Regulatory Condition and the No Restraints Condition. See “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.

Pursuant to the terms of the Merger Agreement, if at the scheduled expiration time of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, we will extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, we will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of the Nasdaq Stock Market or any law that is applicable to the Offer. Notwithstanding the foregoing, Purchaser is not obligated nor, in the absence of GenMark’s prior written consent, permitted, to extend the Offer beyond September 12, 2021. See “—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer.” In the event that the Merger Agreement is terminated, we will promptly (and in any event within 24 hours) terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on our behalf to promptly return all tendered Shares to the registered holders thereof.

Purchaser also reserves the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that GenMark’s consent is required for Purchaser to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the conditions to the Offer listed in “—Section 15—Conditions to the Offer” in a manner that is adverse to the holders of Shares or impose conditions to the Offer in addition to those listed in “—Section 15—Conditions to the Offer”, (v) amend, modify or waive the Minimum Condition; (vi) extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the expiration date of the Offer) in a manner that is adverse to the holders of Shares other than pursuant to and in accordance with the Merger Agreement; or (vii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought

(including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m. Eastern Time, on the next business day after the previously scheduled Expiration Time.

As soon as practicable after the closing of the Offer, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of GenMark pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

GenMark has provided us with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, promptly after the Expiration Time, all Shares validly tendered and not validly withdrawn prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “—Section 3—Procedures for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

If we do not accept for payment any Shares tendered in the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “—Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

3.	Procedures for Tendering Shares

Valid Tender of Shares

Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (i) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions to the Offer.

Direct Registration Account

If you hold your Shares in a book-entry or direct registration account maintained by GenMark’s transfer agent (and not through a financial institution that is a participant in the system of the Book-Entry Transfer

Facility), in order to validly tender your Shares you must deliver the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.

Book-Entry Delivery

The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.

“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.

Guaranteed Delivery

If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary by the Expiration Time; and

•

the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

Backup U.S. Federal Income Tax Withholding

Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the applicable IRS Form W-8.

Appointment of Proxy

By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of GenMark’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of GenMark’s stockholders.

Determination of Validity

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law). We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding (subject to the right of any party to seek judicial review in accordance with applicable law).

4.	Withdrawal Rights

Except as otherwise provided in this Section 4—“Withdrawal Rights,” tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder may withdraw Shares tendered pursuant to the Offer at any time prior to the Expiration Time as explained below.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.

5.	Certain U.S. Federal Income Tax Consequences

The following discussion sets forth certain anticipated material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who exchange Shares pursuant to the Offer or the Merger. This discussion does not address any aspect of U.S. taxation other than U.S. federal income taxation, is not a complete analysis or description of all potential U.S. federal income tax consequences of the exchange Shares pursuant to the Offer or the Merger, and does not address all tax consequences that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or foreign tax consequences of the Offer and the Merger. This discussion is based upon the Code, the Treasury Regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this Offer. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Offer and the Merger and the other transactions contemplated by the Merger Agreement will be completed in accordance with the Merger Agreement and as further described in this Offer. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, an S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund, regulated investment company or real estate investment trust;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Shares subject to alternative minimum provisions of the Code;

•

a holder of Shares that received shares through the exercise of an employee stock option, a restricted stock unit, through a tax qualified retirement plan or otherwise as compensation (including any restricted Shares);

•	a holder of Shares subject to special tax accounting rules as a result of any item of gross income with respect to the Shares being taken into account in an applicable financial statement;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of Shares that holds Shares as part of a hedge, straddle, constructive sale, conversion or other risk or reduction strategy or integrated transaction;

•	a holder of Shares that exercises dissenters’ rights;

•	a retirement plan or account;

•	a cooperative;

•	a person that owns (or is deemed to own) 5% or more of the outstanding Shares; or

•	a U.S. expatriate.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER OR THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to certain U.S. federal income tax consequences relevant to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income from all sources; or

•

a trust if (i) (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion is based upon the provisions of the Code, applicable Treasury Regulations, published positions of the IRS, judicial decisions and other applicable authorities, as in effect on the date of this Offer. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of this discussion. No rulings have been or will be sought from the IRS concerning the tax consequences of the Offer or the Merger. This discussion will not be binding on the IRS or any court. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger described herein, or that any such contrary position would not be sustained.

General. Your exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, if you exchange Shares pursuant to the Offer or the Merger, you will recognize gain or loss equal to the difference between the adjusted tax basis of your Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the exchange of such Shares. Long-term capital gains of noncorporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.

A 3.8% tax generally is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash in exchange for Shares pursuant to the Offer or the Merger.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to information reporting. In addition, all payments to which a U.S. Holder would be entitled pursuant to the Offer or the Merger will be subject to backup withholding at the statutory rate unless such holder (i) is an exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (a “TIN”) and certifies, under penalty of perjury, that the U.S. Holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. Holder does not provide a correct TIN, such U.S. Holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Determining the actual tax consequences of the Offer or the Merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of us, Parent or GenMark. You are strongly urged to consult with your own tax advisors regarding the tax consequences of the Offer and the Merger to you, including the effects of U.S. federal, state and local, foreign and other tax laws.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner of Shares that is not a U.S. Holder or a partnership.

General. Payments made to a Non-U.S. Holder with respect to Shares exchanged in the Offer or the Merger generally will not be subject to U.S. federal income tax, unless (i) the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9 and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met, in which event the Non-U.S. Holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year. Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the Offer or the Merger to a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the

Non-U.S. Holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A Non-U.S. Holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or the Depositary has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a Non-U.S. Holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE OFFER OR THE MERGER UNDER ANY U.S. FEDERAL, STATE OR LOCAL, FOREIGN OR OTHER TAX LAWS.

6.	Price Range of Shares; Dividends

The Shares are listed and principally traded on Nasdaq under the symbol “GNMK.” The following table sets forth the high and low intraday sales prices per Share on Nasdaq each quarter during GenMark’s fiscal years ended December 31, 2019 and December 31, 2020 and thereafter, as reported in published financial sources:

	High	Low
	($)
2019
First Quarter	8.37	4.55
Second Quarter	8.17	6.12
Third Quarter	6.89	5.56
Fourth Quarter	6.23	4.70
2020
First Quarter	7.00	3.36
Second Quarter	15.97	3.93
Third Quarter	20.88	10.60
Fourth Quarter	15.75	10.88
2021
First Quarter (through March 24, 2021)	24.17	12.76

GenMark does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, GenMark is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares. If we acquire control of GenMark, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.

On March 12, 2021, the last full trading day before we announced the execution of the Merger Agreement, the reported closing sale price of the shares on Nasdaq was $18.50 per share. On March 24, 2021, the last full trading day before the date of this Offer to Purchase, the reported closing sale price of the shares on Nasdaq was $23.93 per share. Please obtain a recent quotation for the shares before deciding whether or not to tender your shares.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

Possible Effects of the Offer on the Market for the Shares

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than GenMark, Parent, us or any subsidiary of Parent, or any person who has properly exercised his appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.

Stock Exchange Listing

While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on any such Nasdaq market, the market for the Shares could be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act

The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of GenMark to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of GenMark subject to registration, would substantially reduce the information required to be furnished by GenMark to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to GenMark. Furthermore, “affiliates” of GenMark and persons holding “restricted securities” of GenMark may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.

Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of GenMark’s reporting obligations under the Exchange Act.

Margin Regulations

The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning GenMark

The information concerning GenMark contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by GenMark to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

The following description of GenMark and its business has been taken from the GenMark Annual Report on Form 10-K for the period ended December 31, 2020 (the “GenMark 10-K”), and is qualified in its entirety by reference to the GenMark 10-K and is based on information provided by GenMark. According to GenMark and the GenMark 10-K, GenMark is a molecular diagnostics company focused on developing and commercializing multiplex solutions designed to enhance patient care, improve key quality metrics, and reduce the total cost-of-care. GenMark currently develops and commercializes high-value, simple to perform, clinically relevant multiplex molecular tests based on its proprietary eSensor electrochemical detection technology. Since inception, GenMark has incurred net losses from operations each year. According to GenMark and the GenMark 10-K, GenMark’s net losses for the years ended December 31, 2020, 2019, and 2018 were approximately $18.6 million, $47.4 million, and $50.5 million, respectively, and as of December 31, 2020, GenMark had an accumulated deficit of $532.9 million. Its operations to date have been funded principally through sales of capital stock, borrowings, and cash from operations.

GenMark offers its ePlex sample-to-answer instrument and Respiratory Pathogen Panel, Respiratory Pathogen Panel 2, Blood Culture Identification Gram-Positive Panel, Blood Culture Identification Gram-Negative Panel, and Blood Culture Identification Fungal Pathogen Panel for sale in the United States and internationally. In addition, in response to the COVID-19 outbreak, GenMark received Emergency Use Authorization (“EUA”) from the U.S. Food and Drug Administration (the “FDA”), in March 2020 for its ePlex SARS-CoV-2 Test. GenMark discontinued sales of its ePlex SARS-CoV-2 Test in the fourth quarter of 2020. GenMark also received CE Mark and FDA EUA for RP2, which is designed to provide results for SARS-CoV-2 in addition to the other respiratory viruses contained on its ePlex RP Panel. GenMark is also developing its ePlex Gastrointestinal Pathogen Panel for the detection of pathogens associated with gastrointestinal infections. GenMark continues to actively evaluate the development of additional assay panels that it believes will meet important, unmet clinical needs.

GenMark offers four FDA-cleared diagnostic tests which run on its XT-8 instrument: its Respiratory Viral Panel; Cystic Fibrosis Genotyping Test; Warfarin Sensitivity Test; and Thrombophilia Risk Test. GenMark also offers a Hepatitis C Genotyping Test and associated custom manufactured reagents, as well as a 2C19 Genotyping Test, each of which is available for use with its XT-8 instrument for research use only. In addition, in August 2020, GenMark submitted an EUA to the FDA for its eSensor SARS-CoV-2 Test.

Additional Information

GenMark is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read any such reports, statements or other information at the SEC’s Web site at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.

9.	Certain Information Concerning Purchaser and Parent

We are a Delaware corporation incorporated on March 11, 2021, with principal executive offices at Tax Department, 1 DNA Way—MS24, South San Francisco, California 94080. The telephone number of our principal executive offices is (650) 225-7893. To date, we have engaged in no activities other than those incidental to our formation and the Offer.

Parent is a Delaware corporation, with principal executive offices at Tax Department, 1 DNA Way—MS24, South San Francisco, California 94080. The telephone number of its principal executive offices is (650) 225-7893. Parent is an indirect subsidiary of Roche Holding Ltd, which through its subsidiaries (collectively, “Roche”), engages primarily in the development, manufacture, marketing and sales of pharmaceuticals and diagnostics. Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostics that enable tangible improvements in the health, quality of life and survival of patients. Founded in 1896, Roche has been making important contributions to global health for more than a century. More than thirty medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and chemotherapy. In 2020, the last year for which data is currently available, Roche employed more than 100,000 people worldwide, invested 12.2 billion Swiss francs in R&D and posted sales of 58.3 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto. Neither Parent nor Purchaser is an affiliate of GenMark.

Except for 100 Shares beneficially owned by Parent or as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Parent, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of GenMark; (ii) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge after due inquiry, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of GenMark during the past 60 days; (iii) none of Purchaser, Parent and, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to

Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of GenMark (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GenMark or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Parent, their respective subsidiaries or, to Purchaser’s and Parent’s knowledge after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and GenMark or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (vi) none of Purchaser or Parent nor, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (vii) none of Purchaser, or Parent nor, to Purchaser’s and Parent’s knowledge after due inquiry, the persons listed in Schedule I to this Offer to Purchase, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) we, through Roche Holding Ltd and its controlled affiliates, will have sufficient funds to purchase all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as promptly as practicable following the closing of the Offer, (iii) consummation of the Offer is not subject to any financing condition, and (iv) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.

Additional Information

Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at www.sec.gov.

10.	Source and Amount of Funds

Based upon GenMark’s filings with the SEC and more recent information provided to us by GenMark, we estimate that we will need approximately $1.8 billion to acquire GenMark pursuant to the Offer and the Merger to pay amounts payable in respect of certain stock options, restricted stock units and market-based stock units under the GenMark incentive award plans, to pay related fees and expenses, and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Roche Holding Ltd and its controlled affiliates expect to contribute or otherwise advance to us the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Roche Holding Ltd’s or its controlled affiliates’ general corporate funds and commercial paper program. Neither we nor Roche Holding Ltd have any alternative financing plans or arrangements.

The Offer is not conditioned upon any financing arrangements or the funding thereof.

11.	Background of the Offer; Contacts with GenMark

Background of the Offer

As part of the continuous evaluation of its businesses and plans, Parent regularly considers a variety of strategic options and potential transactions. In recent years, Parent has evaluated various alternatives for expanding its diagnostics business, including entering into commercial agreements and arrangements and acquisitions of diagnostic companies.

In connection therewith, Parent held a routine business development meeting with GenMark as part of its attendance at the 38th Annual J.P. Morgan Healthcare Conference on January 16, 2020 (the “Conference”) during which only publicly available information was shared by the parties.

Parent expressed interest in obtaining further information regarding GenMark following the Conference, and on February 19, 2020, Parent entered into a confidentiality agreement with GenMark in order to explore business development and/or strategic initiatives.

On March 5, 2020, Parent provided GenMark with a list of questions regarding GenMark’s business and operations.

On May 28, 2020, GenMark’s initial responses in writing to the diligence questions from Parent were submitted to Parent.

On September 2, 2020, Parent provided a supplemental list of questions regarding GenMark’s business and operation to GenMark.

On September 17, 2020, GenMark provided Parent with written responses to its supplemental questions. That same day members of GenMark’s senior management, including Scott Mendel, GenMark’s Chief Executive Officer, and Johnny Ek, GenMark’s Chief Financial Officer, attended a virtual meeting with representatives from Parent, with representatives of J.P. Morgan Securities LLC (“JPM”), GenMark’s financial advisor, also in attendance, to provide a management overview of GenMark.

On September 22, 2020 and October 16, 2020, representatives from JPM held telephonic calls with representatives from Parent to discuss Parent’s interest in a potential partnership or strategic transaction with GenMark and in conducting further diligence into GenMark.

On November 10, 2020, representatives of Parent engaged in on-site diligence of GenMark’s manufacturing facilities. On November 16, 2020, members of Parent’s business development team participated in virtual meetings with members of GenMark’s senior management, with representatives of JPM in attendance, to provide additional information on GenMark’s business and prospects.

Between December 2020 and January 2021, Parent engaged in discussions with GenMark regarding a potential transaction. During these discussions, GenMark presented a management presentation to Parent and responded to various due diligence requests. Additionally, on December 2, 2020, JPM held a telephonic conversation with representatives from the Business Development team at Parent. During this meeting Parent confirmed that it was still interested in continuing its dialogue with GenMark.

On January 20, 2021, a meeting was held with senior management members from GenMark, Parent, and JPM. During this meeting the parties discussed the strategic fit between their respective businesses.

On January 28, 2021, Parent sent GenMark a letter containing a non-binding proposal to acquire all of the outstanding shares of GenMark for $17.00 per share, subject to the completion of due diligence and the negotiation and execution of definitive agreements.

On February 2, 2021, representatives from JPM, Citigroup Global Markets Inc. (“Citi”), Parent’s financial advisor, and Parent had a telephonic conversation to discuss the terms of the January 28 preliminary proposal from Parent. During this discussion, representatives from JPM indicated that the GenMark Board would expect Parent to ultimately improve its offer to at least $18.50 in order for GenMark to continue to engage in due diligence, and Parent indicated that it would need access to further due diligence in order to gain further understanding of GenMark’s business.

On February 2, 2021 and throughout the first week of February 2021, Parent conducted further discussions with GenMark and further due diligence.

On February 5, 2021, representatives from GenMark, JPM, Parent, and Citi had a telephonic conversation to discuss additional due diligence requests Parent had submitted to GenMark; the parties discussed various questions regarding the form and timing of the diligence process, including when responses to the diligence questions could be expected, and the form in which the responses would be provided.

On February 12, 2021, Parent, GenMark and JPM held a telephonic conversation in order to discuss Parent’s outstanding due diligence requests.

On February 13, 2021, representatives from JPM and Citi held a telephonic conversation to discuss a Bloomberg article that was published on February 10, 2021 which reported that GenMark was engaged in a sales process. Representatives from Citi informed GenMark that their client, Parent, was still interested in moving forward with discussions about acquiring GenMark. JPM updated representatives of Citi that the GenMark Board was also willing to continue the due diligence process.

On February 19, 2021, representatives from JPM and Citi had a telephonic conversation to further discuss access to due diligence and the timeline for submitting definitive proposals.

On February 22, 2021, GenMark, JPM and Parent held a telephonic conversation where they discussed outstanding due diligence issues.

From February 23 to February 25, 2021, GenMark and JPM continued to schedule telephonic conversations with Parent to assist Parent in completing its due diligence process.

On February 24, 2021, JPM delivered a process letter to Parent notifying it that a definitive proposal must be submitted by 12:00 noon Pacific Time on March 12, 2021, with a proposed mark-up of a definitive transaction agreement provided by 5:00 p.m. Pacific Time on March 11, 2021. In addition, JPM notified Parent that a first draft of GenMark’s disclosure schedules with respect to the definitive transaction agreement would be provided on March 8, 2021 and that Parent’s definitive proposals should include any mark-up of such disclosure schedules.

On March 3, 2021, Parent, GenMark and JPM held a telephonic conversation to discuss open due diligence items.

On March 4, 2021, Parent, GenMark and JPM held additional due diligence telephonic conversations.

On March 6, 2021, Parent’s legal counsel, Sidley Austin LLP (“Sidley”) submitted a mark-up of the definitive transaction agreement to DLA. During the week of March 8, 2021, Sidley and DLA exchanged multiple drafts of, and had numerous discussions regarding, the definitive transaction agreement and disclosure schedules.

On March 10, 2021, the board of directors of Parent Holding Ltd met to review the status of the GenMark acquisition and unanimously approved Parent’s firm offer for the acquisition of GenMark and authorized Parent management to finalize and enter into a definitive merger agreement for the acquisition.

On March 11, 2021, representatives from JPM, Citi, Parent, and GenMark held various telephonic conversations to discuss what GenMark’s timing and process would be for accepting proposals. Additionally, representatives from JPM and Citi held separate telephonic conversations during which JPM confirmed that there were still two interested parties (including Parent), and that GenMark was expecting to receive two separate bids (including Parent’s).

Just prior to 12:00 noon Pacific Time on March 12, 2021, Parent submitted its final proposal with a 4 hour deadline for acceptance by GenMark, which proposal included a final definitive transaction agreement that had been fully negotiated between Sidley and DLA to acquire GenMark for $24.05 per share in cash.

Following a meeting of the GenMark Board at 1:00 p.m. Pacific Time on March 12, 2021, representatives from JPM, Citi, and Parent held a telephonic conversation; during this discussion, JPM informed Parent that the GenMark Board had indicated its interest in Parent’s proposal, and requested that Parent consider a reduction in the termination fee contained in its offer. In response, representatives from Parent offered a reduced termination fee and committed to provide a mark-up of the definitive agreement for final consideration by the GenMark Board. Following this conversation, representatives from Parent provided the GenMark Board with a revised version of the definitive agreement.

On the evening of March 12, 2021, following a subsequent meeting of the GenMark Board, at which the GenMark Board had unanimously approved the proposed transaction with Parent, Parent and Purchaser and GenMark executed the Merger Agreement. On March 15, 2021, Parent and GenMark publicly announced the transaction.

12.	Purpose of the Offer; Plans for GenMark; Stockholder Approval; Appraisal Rights

Purpose of the Offer; Plans for GenMark

The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, GenMark. The Offer, as the first of two steps in the acquisition of GenMark, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of GenMark not purchased pursuant to the Offer or otherwise and to cause GenMark to become a wholly owned subsidiary of Parent.

We currently intend, as soon as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger,” the Shares acquired in the Offer will be canceled in the Merger and the capital stock of GenMark as the surviving corporation will be the capital stock of Purchaser. Following the Merger, the directors of Purchaser immediately prior to the Merger Effective Time will be the directors of GenMark as the surviving corporation, and the officers of Purchaser immediately prior to the Merger Effective Time will be the officers of GenMark as the surviving corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

If you sell your Shares in the Offer, you will cease to have any equity interest in GenMark or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in GenMark. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of GenMark.

Roche Holding Ltd and Parent intend to conduct a comprehensive review of GenMark’s business, operations, capitalization and management. Accordingly, we are not in a position to discuss specific plans and timelines at this time. However, we do plan to preserve the stability of GenMark’s Carlsbad site, as well as its

R&D expertise and manufacturing capabilities. We will work through the governance structure of GenMark after closing of the transactions contemplated by the Merger Agreement, collaboratively with GenMark’s leadership. Roche Holding Ltd and Parent, together with the management of GenMark, will review how to most effectively collaborate across the value chain from R&D to commercialization, with a joint objective to enhance innovation, accelerate projects and address unmet medical need. As part of planning for the integration of GenMark and Parent, Parent is considering the retention of certain executive officers of GenMark and, in connection therewith, may enter into new retention arrangements with such officers. There can be no assurance that any parties will reach an agreement on any terms, or at all.

If, for any reason following completion of the Offer, the Merger is not consummated, Parent, Purchaser and their affiliates reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving GenMark or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any change in the GenMark Board or management, (iii) any material change in GenMark’s capitalization or dividend policy, (iv) any other material change in GenMark’s corporate structure or business, (v) any class of equity securities of GenMark being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vi) any class of equity securities of GenMark becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

No Stockholder Approval

If the Offer is consummated, we do not anticipate seeking the approval of GenMark’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of GenMark stockholders, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, pursuant to the DGCL, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and to receive a cash payment of the “fair value” of their Shares as of the Merger Effective Time as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to GenMark a written demand for appraisal of Shares held, which demand must reasonably inform GenMark of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the rights of GenMark’s stockholders to appraisal rights under Delaware law in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the stockholders of GenMark desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

13.	The Transaction Documents

The Merger Agreement

The following summary description of the Merger Agreement does not purport to be complete, may not contain all of the information that is important to you, and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, GenMark or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Roche Holding Ltd’s or GenMark’s stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, GenMark or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and GenMark publicly file. Purchaser acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Offer to Purchase not misleading.

The Offer

Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a cash tender offer (as promptly as practicable, but in no event later than March 26, 2021) for all of the Shares at a purchase price of $24.05 per share, net to the seller in cash, without interest and subject to deduction for any required withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Regulatory Condition, and the satisfaction or waiver of the other conditions set forth in “—Section 15—Conditions to the Offer.” Purchaser expressly reserves the right to waive any of the conditions to the Offer or modify the terms of the Offer, except that, without the prior written consent of GenMark, it will not:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	reduce the number of Shares to be purchased in the Offer;

•

amend or modify any of the conditions to the Offer listed in “—Section 15—Conditions to the Offer” in a manner that is adverse to the holders of Shares or impose conditions to the Offer in addition to those listed in “—Section 15—Conditions to the Offer”;

•	amend, modify or waive the Minimum Condition;

•

extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the expiration date of the Offer) in a manner that is adverse to the holders of Shares other than pursuant to and in accordance with the Merger Agreement, except as described under “—Extensions of the Offer” below; or

•	take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

Extensions of the Offer

If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived, Purchaser is required to extend the Offer for one or more consecutive periods of not more than ten business days until such time as such conditions shall have been satisfied or waived. In addition, Purchaser is required to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the rules and regulations of Nasdaq or applicable law.

Notwithstanding the foregoing, Purchaser is not obligated or, in the absence of GenMark’s prior written consent, permitted, to extend the Offer beyond September 12, 2021. In the event that the Merger Agreement is terminated, we will promptly (and in any event within 24 hours) terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on our behalf to promptly return all tendered Shares to the registered holders thereof.

The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three business days) after the Expiration Time.

The Merger

As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into GenMark, and GenMark will survive as a wholly owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares owned by GenMark, Parent, us or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, subject to deduction for any required withholding taxes, an amount equal to the Offer Price.

The certificate of incorporation of GenMark as in effect immediately prior to the Merger Effective Time will be amended and restated by virtue of the Merger at the Merger Effective Time to be identical to the certificate of incorporation included as Exhibit B to the Merger Agreement. The bylaws of GenMark as in effect immediately prior to the Merger Effective Time will be amended and restated at the Merger Effective Time to be identical to the bylaws included as Exhibit C to the Merger Agreement. The directors of Purchaser immediately prior to the Merger Effective Time will be the directors of GenMark as the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of Purchaser immediately prior to the Merger Effective Time will be the officers of GenMark as the surviving corporation until their respective successors are duly elected or appointed and qualified, as the case may be.

The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of GenMark’s stockholders.

GenMark Stock Options

The Merger Agreement provides that each Option granted pursuant to a Company Plan, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time, will automatically (i) be accelerated and vest in full and (ii) to the extent not exercised prior to the Merger Effective Time, be canceled and terminated as of the Merger Effective Time, and, in exchange therefor, each former holder of any such canceled Option will be entitled to receive an amount in cash (without interest and subject to any deduction for required withholding taxes) equal to the product of (a) the number of Shares subject to such Option multiplied by (b) the excess, if any, of the Offer Price over the exercise price per Share under such Option; provided that, if the exercise price per Share of any such Option is equal to or greater than the Offer Price, then such Option will be canceled without any cash payment being made in respect thereof.

GenMark Restricted Stock Units

The Merger Agreement provides that each RSU awarded pursuant to any Company Plan, whether vested or unvested, that is outstanding immediately prior to the Merger Effective Time, will automatically (i) be fully accelerated and vest in full and the restrictions thereon shall lapse and (ii) be canceled and terminated as of the Merger Effective Time, and, in exchange therefor, each former holder of any such RSU will be entitled to receive an amount in cash (without interest and subject to any deduction for required withholding taxes) equal to the product of the Offer Price multiplied by the number of Shares subject to such RSU.

GenMark Market-Based Stock Units

The Merger Agreement provides that (i) each unvested MSU awarded pursuant to any Company Plan that is outstanding immediately prior to the Merger Effective Time will automatically fully vest (based on the performance level attained pursuant to the terms of the applicable award agreement, including any provision therein related to the effect of a change of control) and become a vested MSU in accordance with its terms and (ii) each MSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled and terminated as of the Merger Effective Time, and, in exchange therefor, each former holder of any vested MSU will be entitled to receive an amount in cash (without interest and subject to any deduction for required withholding taxes) equal to the product of the Offer Price multiplied by the number of Shares subject to such vested MSU.

GenMark ESPP

The Merger Agreement provides that following the date of the Merger Agreement, GenMark will take all necessary actions such that (i) any outstanding offering period under the GenMark ESPP will terminate and a purchase date shall occur under the GenMark ESPP upon the earlier to occur of (x) the day that is four trading days prior to the Merger Effective Time or (y) the date on which such offering period would otherwise end, and no additional offering periods will commence under the GenMark ESPP after the date of the Merger Agreement; (ii) no individual participating in the GenMark ESPP will be permitted to (A) increase the amount of his or her rate of payroll contributions thereunder from the rate in effect as of the date of the Merger Agreement, or (B) make separate non-payroll contributions to the GenMark ESPP on or following the date of the Merger Agreement; (iii) no individual who is not participating in the GenMark ESPP as of the date of the Merger Agreement may commence participation in the GenMark ESPP following the date of the Merger Agreement; and (iv) subject to the consummation of the Merger, the GenMark ESPP will terminate effective immediately prior to the Merger Effective Time.

Representations and Warranties

In the Merger Agreement, GenMark has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or a confidential disclosure letter that GenMark delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things: (i) organization; (ii) capitalization; (iii) authorization, no conflict; (iv) subsidiaries; (v) SEC reports and financial statements; (vi) absence of material adverse changes; (vii) litigation; (viii) information supplied; (ix) employee plans; (x) taxes; (xi) environmental matters; (xii) compliance with laws; (xiii) regulatory matters; (xiv) intellectual property; (xv) privacy and data protection; (xvi) employment matters; (xvii) insurance; (xviii) material contracts; (xix) properties; (xx) broker’s or finder’s fees; (xxi) opinion of financial advisor; (xxii) inapplicability of anti-takeover statutes; and (xxiii) no vote required. In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to GenMark that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (i) valid existence; (ii) authority, binding nature of agreement; (iii) non-contravention; (iv) no legal proceedings challenging the Merger; (v) activities of Purchaser; (vi) information supplied; (vii) no other GenMark representations or warranties; (viii) non-reliance on GenMark estimates, projections, forecasts, forward-looking statements and business plans; (ix) financing; (x) solvency; and (xi) ownership of GenMark common stock.

The representations and warranties will not survive the consummation of the Merger.

Operating Covenants

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Merger Effective Time or the termination of the Merger Agreement in accordance with its terms, except (i) as expressly required by the Merger Agreement, (ii) as required by applicable law, (iii) as set forth in the confidential disclosure letter that GenMark delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, (iv) in connection with any action taken, or omitted to be taken, pursuant to any COVID-19 Measures (as defined in the Merger Agreement) or which is otherwise taken, or omitted to be taken, in response to COVID-19 or any other pandemic, epidemic or disease outbreak, in each case in this clause (iv) as determined by GenMark in its reasonable discretion to be reasonably necessary in light of then-current conditions and developments; provided, in the case of this clause (iv), that GenMark shall, to the extent reasonably practicable under the circumstances, provide reasonable advance notice to and consult with Parent and keep Parent reasonably informed on a reasonably current basis with respect to any such action or inaction that would reasonably be expected to have a material impact on GenMark’s day-to-day business operations, or (v) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), GenMark has agreed to (A) conduct its business in the ordinary course and in material compliance with all applicable laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, maintains the confidentiality of its trade secrets, keeps available the services of its current officers and employees and maintain satisfactory relations and goodwill with material suppliers, landlords, and other persons having material business relationships with GenMark; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of GenMark.

In addition, during the same period, except as (i) expressly required by the Merger Agreement, (ii) required by applicable law, (iii) set forth in the confidential disclosure letter that GenMark delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), GenMark has agreed not to, subject to certain exceptions:

•

except as permitted by clauses (x) or (y) in the immediately following paragraph, declare, accrue, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other securities of GenMark or any of its subsidiaries (other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of GenMark to GenMark or another direct or indirect wholly owned subsidiary of GenMark); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any securities of GenMark or any of its subsidiaries; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to GenMark’s right to acquire restricted Shares held by an employee of GenMark or any of its subsidiaries upon termination of such employee’s employment;

•

sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security, except that (w) GenMark may issue Shares pursuant to the exercise or vesting of equity awards under the Company Plans, in each case, outstanding on the date of the Merger Agreement and in accordance with the terms of such equity awards; (x) GenMark may grant equity awards in the form of RSUs to individuals to whom outstanding offers of employment have been made prior to the date of the Merger Agreement, provided that the maximum number of Shares that may be issued pursuant to such RSUs, in the aggregate, may not exceed the number of Shares set forth in the confidential disclosure letter that GenMark delivered to Parent and Purchaser in connection with the execution of the Merger Agreement; (y) GenMark may grant equity awards to any newly hired employees of GenMark or any of its subsidiaries in the ordinary course of business (including with respect to the dollar value of any such equity award on the date of grant); and (z) GenMark may, in response to an Acquisition Proposal (as defined below), adopt a shareholder rights plan that is not applicable to the Merger, Parent or

Purchaser and is otherwise in form and substance reasonably acceptable to Parent and issue rights to stockholders in connection therewith;

•	except as otherwise contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding equity awards;

•	amend or permit the adoption of any amendment to GenMark’s certificate of incorporation or bylaws;

•

acquire any business, assets or equity interest of any other person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, liquidation, dissolution, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, other than acquisitions of assets in the ordinary course of business that involve a purchase price not in excess of $1,000,000 in the aggregate;

•

enter into any contract that would explicitly impose any material restriction on the right or ability of GenMark or any of its subsidiaries: (A) to compete with any other person; (B) to acquire any product or other asset or any services from any other person; (C) to perform services for or sell products to any other person; (D) to transact business with any other person; or (E) to operate at any location in the world, in each case, other than contracts that contain covenants that prohibit GenMark or any of its subsidiaries from using any trade names other than GenMark’s or any of its subsidiaries’ trade names;

•

other than in the ordinary course of business, enter into, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under any Company Material Contract;

•

sell or otherwise dispose of, or lease or license any right or other asset or property of GenMark or any of its subsidiaries to any other person (except in each case for rights, assets or properties: (A) leased, licensed or disposed of by GenMark in the ordinary course of business; or (B) that do not have a fair market value in excess of $1,000,000 in the aggregate);

•

make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any liens (other than permitted liens);

•	lend money to any person (other than advances to employees in the ordinary course of business), guarantee any Indebtedness (other than in the ordinary course of business), or incur any Indebtedness;

•

except as otherwise contemplated by the Merger Agreement, establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under, any employee benefit plan or employee agreement, grant or pay any bonus or make any profit-sharing payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to any employees or terminate any employee without cause (except that GenMark may: (A) provide routine salary increases to employees entitled to receive annual cash compensation (including salary, target annual cash bonus and target commissions) of $350,000 or less in the ordinary course of business and in connection with GenMark’s customary employee review process; (B) subject to the salary increase limitations in clause (A), promote or change the title of any employee in the ordinary course of business and in connection with GenMark’s customary employee review process; (C) enter into written employee agreements with newly hired employees; (D) amend the employee benefit plans to the extent required by applicable laws; (E) make customary bonus and profit-sharing payments in accordance with, and as required by, Company Plans existing on the date of the Merger Agreement; and (F) terminate the employment of any employee entitled to receive annual cash compensation (including salary, target annual cash bonus and target commissions) of $250,000 or less in the ordinary course of business without cause);

•	hire any employee who would be entitled to receive annual cash compensation (including salary, target annual cash bonus and target commissions) of $350,000 or more;

•

settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), any legal proceeding in amounts not to exceed $1,000,000 individually or $3,000,000 in the aggregate, or commence any legal proceeding, except in connection with a breach or alleged breach of the Merger Agreement, any other transaction contemplated thereby or between GenMark, on the one hand, and Parent and/or Purchaser, on the other hand, with respect to routine collection of bills, or the enforcement of rights under Company Material Contracts that are not related to owned or in-licensed intellectual property;

•	other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

•

make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, enter into any material closing agreement, extend the statute of limitations relating to material taxes with any governmental body, take any material position on a tax return inconsistent with a position taken on a tax return previously filed, amend any material tax return, settle, compromise or enter into any closing agreement with respect to any material tax claim or assessment, surrender any right to claim a material tax refund, offset or other reduction in material tax liability, or enter into any material contract with or request any material ruling from any governmental body relating to taxes;

•	enter into any collective bargaining or similar labor agreement;

•

incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for (i) those contemplated by the capital expenditure budget for the relevant fiscal year and (ii) any unbudgeted capital expenditure in an amount not to exceed in any year $1,000,000 in the aggregate; or

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation

Pursuant to the Merger Agreement, GenMark has agreed that it will not, and will cause its subsidiaries not to, and will instruct its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives (collectively, “Representatives”) not to, directly or indirectly including through another person:

•	solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

other than informing persons of the relevant provisions contained in the Merger Agreement, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or any proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal;

•

approve, endorse or recommend an Acquisition Proposal or any letter of intent (whether binding or non-binding), memorandum of understanding or other contract contemplating an Acquisition Proposal or that would reasonably be expected to lead GenMark to abandon or terminate its obligations under the Merger Agreement; or

•	resolve, propose or agree to do any of the foregoing.

GenMark has agreed that it will, and will cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any person previously conducted prior to signing the Merger Agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, in response to (i) an unsolicited bona fide written Acquisition Proposal that was first made after the date of the Merger Agreement and that the GenMark Board determines in good faith (after consultation with its financial advisor) constitutes or could reasonably be expected to result in a Superior Proposal or (ii) an unsolicited inquiry relating to an Acquisition Proposal by a person that the GenMark Board determines in good faith is credible and reasonably capable of making a Superior Proposal (an “Inquiry”), GenMark may, upon a good faith determination by the GenMark Board (after consultation with its outside counsel) that failure to take such action would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law and (after consultation with its financial advisor) that such Acquisition Proposal or Inquiry constitutes or would reasonably be expected to result in a Superior Proposal: (A) furnish information with respect to GenMark to the person making such Acquisition Proposal or Inquiry; provided, however, that GenMark and such person enter into a customary confidentiality agreement that is on terms no less favorable to GenMark than the Confidentiality Agreement (as defined below) (but that need not contain “standstill” or similar provisions); and provided further, that any material nonpublic information concerning GenMark so furnished be provided to Purchaser or Parent as promptly as reasonably practicable; and (B) participate in discussions or negotiations with the person making such Acquisition Proposal or Inquiry regarding such Acquisition Proposal or Inquiry.

Prior to the Offer Acceptance Time, GenMark will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to GenMark if the GenMark Board determines in good faith, after consultation with GenMark’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law. In addition, provided that GenMark has complied with its obligations described above, GenMark and its Representatives may (x) following the receipt of an Acquisition Proposal, contact the person making such Acquisition Proposal solely to clarify and understand the terms and conditions of such Acquisition Proposal or (y) direct any such person to the Merger Agreement, including the specific provisions described above.

GenMark must promptly (and in any event within 48 hours of receipt) advise Parent in writing of any Acquisition Proposal or Inquiry and shall indicate the identity of the person making such Acquisition Proposal or Inquiry (unless prohibited by the terms of a confidentiality or other similar agreement in effect as of the date of the Merger Agreement) and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter keep Parent reasonably informed of all material developments affecting the status of and any material changes to the material terms of any such Acquisition Proposal or Inquiry.

Nothing in the Merger Agreement prevents GenMark from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of GenMark or the fact that an Acquisition Proposal has been made, the identity of the person making such Acquisition Proposal and the material terms of such Acquisition Proposal if, in the good-faith judgment of the GenMark Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law.

“Acquisition Proposal” means a bona fide written offer, indication of interest or proposal (other than an offer or proposal by Parent or one of GenMark’s subsidiaries) contemplating or otherwise relating to any transaction or series of related transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of GenMark; or (ii) GenMark issues securities representing more than 20% of the outstanding shares of any class of voting securities of GenMark; (b) any direct or indirect sale, lease, exclusive license, exchange, transfer, acquisition or disposition of any assets of GenMark or any of its subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of GenMark, consolidated net income of GenMark or consolidated book value of GenMark; or (ii) 20% or more of the fair market value of the assets of GenMark; or (c) any liquidation or dissolution of GenMark.

“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) more than 50% of the outstanding Shares or (b) more than 50% of the assets of GenMark and its subsidiaries, taken as a whole, in either case, which the GenMark Board determines in good faith (after consultation with its financial advisor and outside counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to GenMark’s stockholders from a financial point of view than the Offer and the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Parent in response to such Acquisition Proposal, the identity of the person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Intervening Event” means any material event, fact, development or occurrence that affects the business, assets or operations of GenMark that is unknown to, and not reasonably foreseeable by, the GenMark Board as of the date of the Merger Agreement, or if known to the GenMark Board as of the date of the Merger Agreement, the material consequences of which were not known to, and not reasonably foreseeable by, the GenMark Board as of the date of the Merger Agreement (provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event).

GenMark Board Recommendation

GenMark has represented to Parent and Purchaser in the Merger Agreement that the GenMark Board has unanimously:

•	approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

•	determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are in the best interests of GenMark and its stockholders;

•	agreed that the Merger Agreement will be effected under Section 251(h) of the DGCL; and

•	resolved to recommend that GenMark’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the recommendation in this bullet, the “GenMark Board Recommendation”).

Under the Merger Agreement, the GenMark Board may not (A) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the GenMark Board Recommendation; (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (C) resolve, agree or publicly propose to take any such actions (any such action or failure to act, a “Change in Board Recommendation”):

Notwithstanding the foregoing, but subject to the terms described in the “—Last Look” section below, the GenMark Board may, prior to the Offer Acceptance Time:

•

if there is an Intervening Event, effect a Change in Board Recommendation if the GenMark Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law;

•

effect a Change in Board Recommendation in response to an Acquisition Proposal that did not result from a material breach of GenMark’s obligations under certain provisions of the Merger Agreement described above if the GenMark Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law and the GenMark Board concludes in good faith, after consultation with its financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

•

terminate the Merger Agreement pursuant to a Superior Proposal Termination (as defined below), if GenMark receives an Acquisition Proposal that the GenMark Board concludes in good faith, after consultation with its financial advisor, constitutes a Superior Proposal and the GenMark Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law.

Last Look

The GenMark Board may not make a Change in Board Recommendation or terminate the Merger Agreement pursuant to a Superior Proposal Termination unless:

•

GenMark has provided prior written notice to Parent that it is prepared to (I) make a Change in Board Recommendation, or (II) terminate the Merger Agreement pursuant to a Superior Proposal Termination, containing, as applicable, a description of the Intervening Event giving rise to such proposed action or a description of the material terms and conditions of the Superior Proposal (including the identity of the person making the Superior Proposal unless prohibited by the terms of a confidentiality agreement in effect as of the date of the Merger Agreement) and a copy of the acquisition agreement giving effect to the Acquisition Proposal in the form to be entered into;

•

during the three business day period commencing on the date of Parent’s receipt of such notice, GenMark has made its Representatives reasonably available for the purpose of engaging in negotiations with Parent regarding a possible amendment to the Merger Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal ceases to be a Superior Proposal; and

•

(1) in the case of an Intervening Event, Parent does not make, within such three business day period, a proposal that would, in the good-faith judgment of the GenMark Board (after consultation with outside counsel), cause the Intervening Event to no longer form the basis for the GenMark Board to effect a Change in Board Recommendation or (2) in the case of a Superior Proposal, after the expiration of the three business day period, the GenMark Board has determined in good faith, after taking into account any amendments to the Merger Agreement and the Offer that Parent and Purchaser have irrevocably agreed to make in writing after consultation with GenMark’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and after consultation with GenMark’s outside legal counsel, the failure to make a Change in Board Recommendation would be reasonably likely to be inconsistent with the GenMark Board’s fiduciary duties under applicable law.

Any material changes with respect to such Intervening Event, or material changes to the financial terms of such Superior Proposal, as the case may be shall require GenMark to provide to Parent a new notice and a new three business day negotiation period.

Regulatory Undertakings

See “—Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings.”

Access to Information

Other than as prohibited by law and subject to certain exceptions, GenMark has agreed to afford to Parent and Purchaser and their Representatives reasonable access during normal business hours to GenMark’s

Representatives, books, records, tax returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, contracts and other documents and information relating to GenMark, and instruct its independent public accountants to provide access to their work papers and such other information as Parent may reasonably request, so long as it does not violate applicable law or confidentiality obligations of GenMark or result in loss of legal protection, including the attorney-client privilege, subject to GenMark’s obligation to use commercially reasonable efforts to make appropriate substitute arrangements to permit disclosure to the maximum extent legally permissible.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that, for a period of six year beginning on the date of closing of the Offer, Purchaser and Parent will (i) indemnify, defend and hold harmless and provide advancement of expenses to all past and present directors and officers of GenMark and its subsidiaries (the “Indemnified Parties”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the Merger Agreement pursuant to the certificate of incorporation, bylaws and other organizational documents of GenMark and its subsidiaries and the indemnification agreements in existence and effect on the date of the Merger Agreement and (ii) include and cause to be maintained in effect in GenMark’s certificate of incorporation and bylaws the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses as currently contained therein.

The Merger Agreement provides that, prior to the closing of the Merger, GenMark will purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Parties, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by GenMark, covering, without limitation, the Offer and the Merger, and Purchaser and Parent will maintain such “tail” prepaid policy in full force and effect for six years after the closing of the Merger; provided, however, that the amount paid for such policy may not exceed 300% the amount per annum GenMark paid in its last full fiscal year for its existing directors’ and officers’ insurance.

Notice of Certain Events

Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, each of GenMark and Parent will, as promptly as reasonably practicable, notify the other, (i) upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply in any material respect any covenant to be complied with by it under the Merger Agreement; (ii) to the extent GenMark has knowledge of such notice or communication or that Parent has knowledge of such notice or communication, as the case may be, of any written communication from any person alleging that such person’s consent is or may be required in connection with the Offer or the Merger; (iii) of any material written communication from any governmental body related to the Offer or the Merger; and (iv) of any proceedings commenced upon, or to GenMark’s knowledge, threatened in writing against, GenMark or any of its subsidiaries that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to any provision of the Merger Agreement.

Employee Matters

The Merger Agreement provides that, during the period beginning at the Merger Effective Time and ending on the first anniversary of the Merger Effective Time, Parent will, or will cause GenMark to, provide to the continuing employees of GenMark (the “Covered Employees”) compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, substantially comparable to the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Merger Effective Time.

Subject to certain exceptions, Parent will use commercially reasonable efforts to: (i) waive for each Covered Employee any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements under any Parent employee benefit plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under GenMark’s plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent employee benefit plan during the calendar year in which such amount was paid, to the same extent such credit was given under GenMark’s employee benefit plan. Subject to certain exceptions, Parent will recognize all service of each Covered Employee to GenMark prior to the Effective Time for vesting and eligibility purposes and for purposes of determining future vacation accruals and severance amounts.

Approval of Compensation Arrangements

Pursuant to the Merger Agreement, prior to the Offer Acceptance Time, the compensation committee of the GenMark Board will cause each employee benefit plan and employment agreement of GenMark and its subsidiaries pursuant to which consideration is payable to any officer, director or employee who is a holder of any GenMark security to be approved by the compensation committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

In addition, GenMark has agreed to take all steps as may be reasonably required to cause the transactions contemplated by the Merger Agreement, and any other dispositions of equity securities (including any equity awards) of GenMark by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GenMark, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation

Until the earlier of the Merger Effective Time or the termination of the Merger Agreement in accordance with its terms, GenMark must promptly advise Parent in writing of any stockholder litigation against GenMark or its directors relating to the Merger Agreement, the Offer or the Merger and keep Parent fully informed regarding any such stockholder litigation. Parent will have the right to review and comment on all material filings or responses to be made by GenMark in connection with any such stockholder litigation, the right to participate (at Parent’s expense) in connection with any such stockholder litigation, and no settlement may be proposed or agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to the Offer

See “—Section 15—Conditions to the Offer.”

Conditions to the Merger

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•

The waiting periods applicable to the consummation of the Merger and the Offer under the HSR Act (or any extension thereof) and any other antitrust law (foreign or otherwise) have expired or been terminated;

•	No Restraint is in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal; and

•

Purchaser (or Parent on Purchaser’s behalf) has accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Purchaser nor Parent is entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not properly withdrawn pursuant to the Offer.

Termination

The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Offer Acceptance Time by mutual written consent of GenMark and Parent.

The Merger Agreement may also be terminated:

•	by either Parent or GenMark:

•

if the Offer Acceptance Time has not occurred on or before September 12, 2021 (the “Outside Date”); provided, however, that a party is not permitted to terminate the Merger Agreement pursuant to this provision if the failure of the Offer Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under the Merger Agreement (any such termination, an “Outside Date Termination”); or

•

at any time prior to the Merger Effective Time, if any final, non-appealable Restraint is in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or the consummation of the Merger; provided, however, that the right to terminate the Merger Agreement pursuant to this provision is not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement is the proximate cause of, or resulted in any such Restraint (any such termination, a “Legal Restraint Termination”);

•	by GenMark:

•

at any time prior to the Offer Acceptance Time, if (i) there has been a material breach of any covenant or agreement by Purchaser or Parent set forth in the Merger Agreement; or (ii) any representation or warranty of Purchaser and Parent set forth in the Merger Agreement was inaccurate when made or, if not made as of a specific date, has become inaccurate, that would, in the case of both clauses (i) and (ii), (A) have a material adverse effect on the ability of Purchaser or Parent to consummate the Offer, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within 20 business days of the date GenMark gives Parent notice of such breach (any such termination, a “Termination for Parent Breach”); provided, however, that GenMark may not terminate the Merger Agreement pursuant to this provision if at such time Parent has the right to terminate the Merger Agreement pursuant to a Termination for Company Breach;

•

at any time prior to the Offer Acceptance Time, if (i) Purchaser has failed to commence the Offer in violation of the Merger Agreement, (ii) Purchaser terminates or makes any material change to the Offer in violation of the Merger Agreement, or (iii) (A) all the Offer Conditions have been satisfied or waived as of the expiration of the Offer and (B) Parent has failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement; provided, however, that GenMark may not terminate the Merger Agreement pursuant to this provision if GenMark is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate the Merger Agreement pursuant to a Termination for Company Breach (as defined below); or

•	at any time prior to the Offer Acceptance Time, if the GenMark Board authorizes GenMark to enter into a definitive agreement providing for a Superior Proposal concurrently with such termination provided that GenMark and the GenMark Board have complied in all material respects with the notice, negotiation and other requirements set forth the Merger Agreement and described above in “—GenMark Board Recommendation” and “—Last Look” and GenMark concurrently pays to Parent the GenMark Termination Fee as provided below in “—GenMark Termination Fee” (any such termination, a “Superior Proposal Termination”);

•	by Parent:

•

at any time prior to the Offer Acceptance Time, if (i) there has been a material breach of any covenant or agreement by GenMark set forth in the Merger Agreement; or (ii) any representation or warranty of GenMark set forth in the Merger Agreement was inaccurate when made or, if not made as of a specific date, has become inaccurate, that would, in the case of both clauses (i) and (ii), (A) result in the Company Representations and Performance Closing Conditions not being satisfied, and (B) such breach is not curable by the Outside Date, or, if curable, is not cured within 20 business days of the date Parent gives GenMark notice of such breach (any such termination, a “Termination for Company Breach”); provided, however, that Parent may not terminate the Merger Agreement pursuant to this provision if at such time GenMark has the right to terminated the Merger Agreement pursuant to a Termination for Parent Breach; or

•

at any time prior to the Offer Acceptance Time. if (i) the GenMark Board has effected a Change in Board Recommendation; (ii) GenMark has failed to include the GenMark Board Recommendation in the Schedule 14D-9; (iii) the GenMark Board has approved, endorsed or recommended any Acquisition Proposal; (iv) GenMark has executed any contract relating to any Acquisition Proposal other than a customary confidentiality agreement expressly permitted by the Merger Agreement; or (v) a tender or exchange offer relating to GenMark securities (other than the Offer) has been commenced and GenMark shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that GenMark recommends rejection of such tender or exchange offer and reaffirms the GenMark Board Recommendation (any such termination, an “Triggering Event Termination”).

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will be of no further force or effect (except for certain customary obligations, obligations related to termination and the payment obligations described under the sections below entitled “—GenMark Termination Fee” and “—Section 17—Fees and Expenses”), without any liability or obligation on the part of Parent or Purchaser, on the one hand, or GenMark, on the other hand, except that the termination of the Merger Agreement will not relieve or release any party from any liability arising out common law fraud or out of its willful and material breach of the Merger Agreement.

GenMark Termination Fee

GenMark has agreed to pay Parent a termination fee of $61,500,000 in cash (the “GenMark Termination Fee”) in the event that:

•	the Merger Agreement is terminated by Parent for an Triggering Event Termination;

•	the Merger Agreement is terminated by GenMark for a Superior Proposal Termination; or

•

after the date of the Merger Agreement but prior to the termination of the Merger Agreement in accordance with its terms, an Acquisition Proposal becomes publicly known or delivered to the GenMark Board and not publicly withdrawn (if it became publicly known), (ii) thereafter, the Merger Agreement is terminated (A) by Parent or GenMark pursuant to an Outside Date Termination where the failure of the Offer Acceptance Time to occur prior to the Outside Date is attributable to the failure of the Minimum Condition to have been satisfied, or (B) by Parent pursuant to a Termination for Company Breach for willful and material breach which willful and material breach is the principal factor in the failure of the Offer to be consummated, and (iii) within nine months after such termination

GenMark consummates an Acquisition Transaction (provided that solely for purposes of this provision, all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%) or enters into an agreement for an Acquisition Transaction which Acquisition Transaction is subsequently consummated.

In the event Parent receives the GenMark Termination Fee, the receipt thereof will be deemed to be liquidated damages for any and all losses incurred by Parent or Purchaser in connection with the Merger Agreement and neither Parent nor Purchaser or any of their respective affiliates will be able to bring any other legal proceeding against GenMark arising out of the Merger Agreement; provided, however that payment of the GenMark Termination Fee will not be liquidated damages in the case of fraud or a willful and material breach of the Merger Agreement.

The Confidentiality Agreement

On February 19, 2020, GenMark and Parent entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Parent and GenMark agreed that, subject to certain exceptions, certain Proprietary Information (as defined in the Confidentiality Agreement) that each may make available to the other in connection with discussions relating to certain business development or strategic initiatives between the parties will not be disclosed or used for any other purpose. The parties amended the Confidentiality Agreement effective as of February 1, 2021 to extend the expiration date thereunder.

The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which Purchaser has filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

14.	Dividends and Distributions

As discussed in “—Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, except as (i) expressly required by the Merger Agreement, (ii) required by applicable law, (iii) set forth in the confidential disclosure letter that GenMark delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, or (iv) consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), GenMark has agreed not to, subject to certain exceptions:

•

declare, accrue, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) on any shares of capital stock or any other securities of GenMark or any of its subsidiaries (each a “Company Security”);

•	adjust, split, combine or reclassify any Company Security or otherwise amend the terms of any Company Security; or

•

acquire, redeem, or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any Company Security, other than pursuant to GenMark’s right to acquire restricted shares of GenMark common stock held by an employee upon termination of such employee’s employment.

15.	Conditions to the Offer

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled expiration date of the Offer in connection with the Offer if, immediately prior to the then-scheduled expiration date:

(a)	(i) any waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has not expired or been terminated, or (ii) any applicable waiting periods under any other applicable antitrust laws (foreign or otherwise) have not expired or been terminated and any applicable consents or approvals required under any other applicable antitrust laws have not been obtained;

(b)

there have not been validly tendered in accordance with the terms of the Offer, and not validly withdrawn, that number of Shares that, when added to any Shares owned by Parent and its affiliates and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, represent at least one more than 50% of the total number of Shares outstanding at the Offer Acceptance Time;

(c)	any of the following conditions exist:

(i)

(I) there is any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer or any governmental body has instituted (or has notified, Parent, Purchaser or GenMark that it may institute) any legal proceeding that would be (or could reasonably be expected to impose) a Restraint on any party’s ability to consummate the Offer or the Merger or that would be (or could reasonably be expected to impose) a Burdensome Condition or (II) if the parties have entered into any arrangement with any governmental body regarding the consummation of the Offer or the Merger, such governmental body has imposed a Burdensome Condition;

(ii)

The representations and warranties of GenMark (I) set forth in the first sentence of Section 3.2(a) (Capitalization) and Section 3.2(b) (Capitalization) of the Merger Agreement are not true and correct in all respects (except for only de minimis inaccuracies) or Section 3.1 (Organization), Section 3.3(a) (Authorization), Section 3.3(b) (Authorization), Section 3.3(c)(i) (Authorization), Section 3.20 (Broker’s or Finder’s Fees), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Inapplicability of Anti-takeover Statute) and Section 3.23 (No Vote Required) of the Merger Agreement are not true and correct in all material respects, in each case in this clause (I) as of the date of the Merger Agreement and as of the expiration date of the Offer as though made as of such date, (II) set forth in Section 3.6 (Absence of Material Changes) of the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the expiration date of the Offer as though made as of such date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (III) set forth in the Merger Agreement, other than those described in clauses (I) and (II) above, are not true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the expiration date of the Offer as though made as of such date, except, in the case of this clause (III), where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

(iii)

GenMark has failed to perform or comply in all material respects with its obligations or covenants under the Agreement on or prior to the expiration date of the Offer and such failure to perform or comply with such obligations or covenants has not been cured prior to the expiration date of the Offer (the conditions set forth in clauses (ii) and (iii), collectively, the “Company Representations and Performance Closing Conditions”);

(iv)	since the date of the Merger Agreement, a Company Material Adverse Effect has occurred;

(v)	the Merger Agreement has been terminated in accordance with its terms; or

(vi)

prior to the closing of the offer, GenMark has not delivered to Parent a certificate, signed on behalf of GenMark by its chief executive officer or chief financial officer that the conditions set forth in clauses (ii), (iii) and (iv) above are satisfied as of immediately prior to the expiration of the Offer.

Except for the conditions in clauses (a) and (b) above, the foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Purchaser or Parent, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the sole discretion of Purchaser or Parent.

“Company Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of GenMark and its subsidiaries, taken as a whole, or (ii) the ability of GenMark to consummate the Offer, the Merger or the transactions contemplated by the Merger Agreement. The Merger Agreement specifies that with respect to clause (i), above, none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Company Material Adverse Effect:

(a) general political, economic or market conditions or general changes or developments in the industry in which GenMark and its subsidiaries operate;

(b) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether declared or not), cyberattack, national or international calamity, natural disaster, pandemic, epidemic or disease outbreak (including COVID-19) or any other similar event;

(c) from the transactions contemplated by the Merger Agreement or the announcement or pendency thereof, including to the extent resulting in any reduction in billings or revenue or any loss of employees or disruption in (or loss of) customer, supplier, distributor, landlord, partner or similar relationships attributable to the announcement or pendency of the transactions;

(d) any event, condition, change, occurrence or development, circumstance or effect arising directly or indirectly from or otherwise relating to a change in, or action taken required to comply with any change in any law (including COVID-19 Measures) or accounting regulations;

(e) changes in the price or trading volume of GenMark’s stock (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect);

(f) any failure by GenMark to meet public or internal revenue, earnings or other financial projections (provided that the underlying cause of such failure may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect);

(g) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Purchaser or any of their respective affiliates;

(h) any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

(i) the taking of any action expressly required by the Merger Agreement (including, without limitation, any actions taken in compliance with the Merger Agreement to obtain any approval or authorization for the consummation of the Offer or the Merger under the HSR Act and all other laws, including merger control laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition) or expressly approved of in writing by Parent, or the failure to take any action expressly prohibited by the Merger Agreement (if GenMark timely requests a waiver from Parent); or

(j) any litigation with respect to the application of any law to the Merger Agreement, the Offer, the Merger or the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that any event, condition, change, occurrence or development, circumstance or effect set forth in clauses (a), (b), (d) or (h) above, will be taken into account only to the extent such event, condition, change, occurrence or development, circumstance or effect has a disproportionate effect on GenMark and its subsidiaries relative to other participants in the industry in which GenMark and its subsidiaries operate.

16.	Certain Legal Matters; Regulatory Approvals

Regulatory Matters

General

Based on our examination of publicly available information filed by GenMark with the SEC and other publicly available information concerning GenMark, we are not aware of any governmental license or regulatory permit that appears to be material to GenMark’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “—State Takeover Statutes,” such approval or other action will be sought. However, except as described below under “—U.S. Antitrust,” there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to GenMark’s business or certain parts of GenMark’s business might not have to be disposed of, any of which may give us the right to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”

State Takeover Statutes

As a Delaware corporation, GenMark is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” GenMark has represented to us in the Merger Agreement that, assuming certain representations and warranties made by Purchaser and Parent are true and correct, it has taken sufficient action in order to exempt the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby from the restrictions on business combination of Section 203 of the DGCL.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. GenMark conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.

Each of Parent and GenMark intend to file a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC on March 26, 2021. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. Eastern Time, on April 12, 2021, which is the first business day following a 15 calendar day waiting period that will commence from the day Parent makes such filing. The waiting period may be shortened if the FTC or the Antitrust Division, as applicable, grants “early termination” of the waiting period, or it may be lengthened if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is issued, the waiting period will be extended until 11:59 p.m. Eastern Time, ten calendar days after substantial compliance with such request. Thereafter, closing may only be delayed by an agreement of Parent, GenMark, Purchaser and the Antitrust Division or the FTC or enjoined by a court order, as applicable.

Other Antitrust Approvals

Except as described above, we are not currently aware of any antitrust or merger control statutes or regulations of foreign countries that would require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein with respect to the purchase of Shares pursuant to the Offer or the Merger.

Regulatory Review

The Antitrust Division and the FTC frequently scrutinize the legality of transactions such as the Offer or the Merger under applicable antitrust and competition laws. At any time before or after the consummation of any such transactions, these authorities could take such actions as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger, divestiture of the Shares so acquired or divestiture of Roche’s or GenMark’s assets. In some cases, private parties may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer or the Merger on antitrust or competition grounds will not be made, or if such a challenge is made, what the result will be. If any applicable waiting period has not expired or been terminated or any approval or clearance required to consummate the Offer or the Merger has not been obtained, we will not be obligated to accept for payment or pay for any tendered Shares unless and until such approval or clearance has been obtained or such applicable waiting period has expired or been terminated. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “—Section 13—The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions.

Regulatory Undertakings

We, Parent and GenMark have agreed to use reasonable best efforts to take, or cause to be taken all actions reasonably necessary or advisable to consummate and make effective in the most expeditious manner practicable the transactions contemplated by the Merger Agreement, including filing no later than March 26, 2021 submissions required to be filed under the HSR Act (the “HSR Filing”). Each of Parent and Purchaser has also agreed to use its reasonable best efforts to accomplish the following: (i) file any necessary submissions as promptly as reasonably practicable under any other antitrust law relating to the Offer or the Merger, (ii) respond at the earliest practicable date to any requests for additional information made by the United States Department of Justice, the FTC, or any other governmental body relating to the Offer and the Merger, (iii) act in good faith and reasonably cooperate with the other parties in connection with any investigation by any governmental body under any antitrust law relating to the Offer and the Merger; (iv) furnish to each other all information required for any filing, form, declaration, notification, registration and notice under any antitrust law relating to the Offer and the Merger, subject to applicable laws and the advice of counsel; and (v) request early termination of the waiting period under the HSR Act and taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other antitrust law relating to the Offer and the Merger. Parent, Purchaser and GenMark have also agreed to use their reasonable best efforts to cooperate with each other: (1) to the extent permissible and advisable, permit the other party to participate in any substantive meeting or conversation with any governmental body in respect of any filings or inquiry under any antitrust law relating to the Offer and the Merger; (2) if attending a meeting, conference, or conversation with a governmental body under any antitrust law relating to the Offer and the Merger, from which the other party is prohibited by applicable law or by the applicable governmental body from participating in or attending, to keep the other reasonably apprised with respect thereto; and (3) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any antitrust law relating to the Offer and the Merger. In consultation with GenMark, Parent has determined no foreign antitrust laws are applicable to the Offer or the Merger.

The parties have also agreed to use reasonable best efforts (w) to give the other party reasonable prior notice of any material communication with, and any proposed understanding or agreement with, any governmental body regarding any investigations, proceedings, filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any material proposed communication, understanding or agreement with any governmental body, in each case under any antitrust law relating to the Offer and the Merger, and subject to applicable laws, an appropriate confidentiality agreement and the advice of such party’s antitrust counsel; (x) to the extent permissible and advisable, permit the other party to participate in any substantive meeting or conversation with any governmental body in respect of any filings or inquiry under any antitrust law relating to the Offer and the Merger; (y) if attending a meeting, conference, or conversation with a governmental body under any antitrust law relating to the Offer and the Merger, from which the other party is prohibited by applicable Law or by the applicable governmental body from participating in or attending, to keep the other reasonably apprised with respect thereto; and (z) to consult and cooperate with the other party in connection with any information or proposals submitted in connection with any proceeding, inquiry, or other proceeding under any antitrust law relating to the Offer and the Merger.

Notwithstanding the foregoing, Parent and Purchaser are not obligated to (and, without Parent’s prior written consent, GenMark may not) take any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of GenMark, Parent, Purchaser or any of their respective affiliates; (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of GenMark, Parent, Purchaser or any of their respective affiliates in any manner; (iii) imposing any restriction on the operation of the business or portion of the business of GenMark, Parent, Purchaser or any of their respective affiliates, including by terminating, modifying, transferring, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of GenMark, Parent, Purchaser or any of their respective Affiliates; or (iv) any other behavioral undertakings and commitments whatsoever, including creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of GenMark, Parent, Purchaser or any of their respective affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental body in connection with any of the foregoing (any of the foregoing actions, a “Burdensome Condition”).

17.	Fees and Expenses

Citigroup Global Markets Inc. (“Citigroup Global Markets”) is acting as dealer manager to Parent in connection with the Offer and has provided certain financial advisory services to Parent in connection with the transactions contemplated by the Merger Agreement, for which financial advisory services Citigroup Global Markets will receive reasonable and customary compensation. We have also agreed to reimburse Citigroup Global Markets for certain reasonable out-of-pocket expenses and to indemnify Citigroup Global Markets against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, Citigroup Global Markets and their respective successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

We have retained MacKenzie Partners, Inc. to act as the Information Agent and Citibank, N.A., to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by Citigroup Global Markets or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, or on behalf of Citigroup Global Markets, not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, GenMark has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth the GenMark Board Recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning GenMark” and “—Section 9—Certain Information Concerning Purchaser and Parent” above.

Geronimo Acquisition Corp.

March 25, 2021

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING

SHAREHOLDERS OF ROCHE HOLDING LTD

The name, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Roche Holding Ltd, of which Parent is a subsidiary, are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Roche Holding Ltd. The business address of each director, executive officer and controlling shareholder is Grenzacherstrasse 124, CH-4070, Basel, Switzerland. Directors are identified by an asterisk and controlling shareholders are identified with a cross.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Christoph Franz*	60	Dr. Franz has been a director since 2011 and Chairman of the Board since March 2014. From 2011 until April 30, 2014, he was Chairman of the Executive Board of Lufthansa and Chief Executive Officer of Deutsche Lufthansa AG.	Germany and Switzerland

André Hoffmann*†	62	Mr. Hoffmann has been a director since 1996 and is Non-Executive Vice-President. Mr. Hoffmann has served as Non-Executive Vice-President of Givaudan Ltd. since March 2000. He has been President of Massellaz SA since November 1999.	Switzerland

Dr. Jörg Duschmalé*	36	Dr. Duschmalé has been a director since 2020.	Switzerland

Julie Brown*	59	Ms. Brown was interim Group Chief Financial Officer and VP Group Finance of AstraZeneca plc, London from 2012 to 2013. From 2013 until January 2017 she was Group Financial Officer of Smith&Nephew plc in London. Since 2017 she has served as Chief Operating and Financial Officer of Burberry Group plc, UK.	United Kingdom

Paul Bulcke*	66	Mr. Bulcke was Chief Executive Officer of Nestlé S.A. from April 2008 to 2016, and has served as Chairman of the Board of Directors of Nestlé SA since 2017.	Belgium and Switzerland

Prof. Dr. Hans Clevers*	63	Prof. Dr. Clevers has been a director since 2019. Since 2015, he has served as Principal Investigator of a research group at the Princess Máxima Center for Pediatric Oncology.	The Netherlands

Dr. Patrick Frost*	52	Dr. Frost has been a director since 2020. He has been Group Chief Executive Officer of Swiss Life, Zurich, since 2014.	Switzerland

Anita Hauser*	51	Ms. Hauser has been Managing Director of Magenta Management AG, Zürich from 2012 until 2017. Since 2007 she has been a Member of the Board of Bucher Industries, Zürich, and has served as Vice Chairwoman since 2011.	Switzerland

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Prof. Dr. Richard P. Lifton*	67	Prof. Dr. Lifton has been Executive Director of the Yale Center for Genome Analysis at Yale University School of Medicine between 2009 and 2016. Since 2016 he has been Adjunct Professor of Genetics and Internal Medicine at Yale University School of Medicine, and President of The Rockefeller University.	USA

Bernard Poussot*	69	Mr. Poussot is a retiree.	France and USA

Dr. Severin Schwan*	53	Dr. Schwan has served as Chief Executive Officer since 2008, and is also a member of the Corporate Executive Committee. Dr. Schwan has also served as director of Parent since 2008 and President of Parent since 2014.	Austria and Germany

Dr. Claudia Suessmuth Dyckerhoff*	54	Dr. Dyckerhoff has been a Senior External Advisor to McKinsey & Company since 2016. From 2012 to 2016 she was at McKinsey & Company, China as Sector Leader of Asia Health Services and Systems.	Germany

Bill Anderson	54	Mr. Anderson has served as Chief Executive Officer of Roche Pharmaceuticals since 2019 and as a member of the Corporate Executive Committee since 2019.	USA

Dr. Thomas Schinecker	45	Dr. Schinecker has served as Chief Executive Officer of Roche Diagnostics since August 2019 and as a member of the Corporate Executive Committee since 2019.	Austria and Germany

Dr. Alan Hippe	54	Dr. Hippe has served as Chief Financial Officer and Chief Information Officer since April 2011 and has been a member of the Corporate Executive Committee since 2011. Dr. Hippe has served as Vice President of Parent since 2011.	Germany

Cristina A. Wilbur	53	Ms. Wilbur has served as Head of Group Human Resources and has been a member of the Corporate Executive Committee since 2016. She previously served as Global Head of Human Resources at the Diagnostics Divisions in Basel from 2010 until 2016.	USA

Dr. Aviv Regev	49	Dr. Regev has served as Head of Genentech Research and Early Development (gRED) since 2020. She also serves as a member of the Roche Enlarged Corporate Executive Committee.	Israel and USA

Dr. William Pao	53	Dr. Pao has served as Head of Roche Pharma Research and Early Development (pRED) since 2018. He also serves as a member of the Roche Enlarged Corporate Executive Committee.	USA

Dr. James H. Sabry	62	Dr. Sabry has served as Global Head of Pharma Partnering since 2018. He also serves as a member of the Roche Enlarged Corporate Executive Committee.	Canada and USA

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship

Barbara Schädler	59	Ms. Schädler has served as Head of Group Communications and as a member of the Roche Enlarged Corporate Executive Committee since October 2019.	Germany

Claudia Böckstiegel	56	Ms. Böckstiegel has served as General Counsel since April 2020. She also serves as a member of the Roche Enlarged Corporate Executive Committee.	Germany and Switzerland

Dr. Andreas Oeri†	71	Dr. Oeri is an orthopedic surgeon.	Switzerland

Vera Michalski-Hoffmann†	66	Ms. Michalski-Hoffmann has served as Head of Libella SA, a publishing group since 2000.	Switzerland

Marie-Anne (Maja) Hoffmann†	65	Ms. Hoffmann is President of the Board of Foundation, LUMA Foundation.	Switzerland

Sabine Duschmalé-Oeri†	71	Ms. Duschmalé-Oeri engages in volunteer work and is involved in a number of cultural and social foundations.	Switzerland

Catherine Oeri Kessler†	66	Ms. Oeri is a therapist. She is also Chairman of Foundation Board of Stiftung Wolf. She is also a Member of the Board of the Basel Zoo.	Switzerland

Lukas Duschmalé†	35	Mr. Duschmalé is an entrepreneur.	Switzerland

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. Unless otherwise indicated, the business address of each director and executive officer of Parent is Tax Department, 1 DNA Way—MS24, South San Francisco, California 94080. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Dr. Severin Schwan*	53	Dr. Schwan has served as director since 2008 and President since 2014. He has also served as Chief Executive Officer of Roche Holding Ltd since 2008, and is a member of the Corporate Executive Committee of Roche Holding Ltd.	Austria and Germany

Dr. Alan Hippe*	54	Dr. Hippe has served as director and Vice President since 2011. Dr. Hippe has also served as Chief Financial Officer and Chief Information Officer of Roche Holding Ltd since 2011, and is a member of its Corporate Executive Committee.	Germany

Roger Brown*	59	Mr. Brown has served as director since 2011 and serves as Vice President, Tax and Assistant Secretary. He has also served as Executive Director of Tax for Genentech, Inc. since 2020 and, prior to that, as Senior Director of Tax for Genentech, Inc. since 2011.	USA

Sean A. Johnston, J.D., Ph.D.*	62	Mr. Johnston has served as director, General Counsel, Vice President and Secretary since 2017. Mr. Johnston has served as General Counsel and Senior Vice President at Genentech, Inc. since 2007, where he has also served as Chief Compliance Officer, Head of Legal Affairs—Pharma North America and Corporate Secretary since 2017. He has served as director, President and Secretary of Purchaser since 2021.	USA

David P. McDede*	64	Mr. McDede has served as director since 2008. He also serves as Vice President and Treasurer of Hoffmann-La Roche Inc. and as Vice President and Treasurer at Genentech, Inc.	USA

Bruce Resnick*	58	Mr. Resnick has served as director since 2008. He has also served as Vice President, General Manager, Treasurer, Assistant Secretary and Senior Tax Counsel since 2012 and as director and Vice President, Treasurer and Assistant Secretary of Purchaser since 2021.	USA

SCHEDULE III

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with us. The business address of each director and executive officer of Purchaser is Tax Department, 1 DNA Way—MS24, South San Francisco, California 94080. Directors are identified by an asterisk.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Sean A. Johnston, J.D., Ph.D.*	62	Mr. Johnston has served as director, President and Secretary since 2021. He has served as General Counsel and Senior Vice President at Genentech, Inc. since 2007, where he has also served as Chief Compliance Officer, Head of Legal Affairs—Pharma North America, and Corporate Secretary since 2017. He serves as director, General Counsel, Vice President and Secretary of Parent.	USA

Bruce Resnick*	58	Mr. Resnick has served as director and Vice President, Treasurer and Assistant Secretary since 2021. He has also served as director of Parent since 2008 and as Vice President, General Manager, Treasurer, Assistant Secretary and Senior Tax Counsel of Parent since 2012.	USA

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Citibank, N.A.

By Mail: Citibank, N.A. P.O. Box 219287 Kansas City, MO 64121-9287 Ref: GenMark Diagnostics, Inc.	By Overnight Mail: Citibank, N.A. 430 W 7th Street, Suite 219287 Kansas City, MO 64105-1407 Ref: GenMark Diagnostics, Inc.

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013